UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Papa John’s International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

The following information relates to and supplements the proxy statement (the “Proxy Statement”) of Papa John’s International, Inc. (the “Company”), dated March 22, 2022, furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2022 Annual Meeting of Stockholders to be held virtually at 11:00 a.m. Eastern Time on April 26, 2022, and at any adjournment or postponement of the meeting.

Transactions with Related Persons

The section subtitled “Endorsement Agreement” on page 41 of the Proxy Statement is hereby supplemented with the below information, which is also included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 13, 2022.

Endorsement Agreement

On April 10, 2022, Papa John’s International, Inc. (the “Company”) and Papa John’s Marketing Fund (“PJMF”) entered into an Endorsement Agreement (the “Endorsement Agreement”), effective March 15, 2022, with ABG-Shaq, LLC (“ABG-Shaq”), an entity affiliated with Shaquille O’Neal, for the personal services of Mr. O’Neal. Mr. O’Neal is a non-independent director of the Company.

The Endorsement Agreement replaces the previous Endorsement Agreement, effective March 15, 2019, by and between the Company, PJMF and ABG-Shaq, as amended (the “Prior Endorsement Agreement”) which expired by its terms on March 15, 2022. The terms of the Endorsement Agreement, which are detailed below, are substantially similar to the Prior Endorsement Agreement.

Pursuant to the Endorsement Agreement, the Company and PJMF received the right and license to use Mr. O’Neal’s name, nickname, initials, autograph, voice, video or film portrayals, photograph, likeness and certain other intellectual property rights (individually and collectively, the “Personality Rights”), in each case, solely as approved by ABG-Shaq, in connection with the advertising, promotion and sale of Papa John’s-branded products. Mr. O’Neal will also provide brand ambassador services related to appearances, social media and public relations matters. The Endorsement Agreement also renewed the offering of the co-branded extra-large pizza product developed among the Company, PJMF and ABG-Shaq under the Prior Endorsement Agreement, and provides that one U.S. dollar for each unit of the co-branded pizza sold in the United States will be donated to The Papa John’s Foundation for Building Community and one Canadian dollar for each unit sold in Canada will be donated to a charity mutually agreed-upon between the parties.

As consideration for the rights and services granted under the Endorsement Agreement, the Company and PJMF agreed to pay to ABG-Shaq aggregate cash payments of $5.625 million over the three years of the Endorsement Agreement. The Company and PJMF will also pay ABG-Shaq a royalty fee for the co-branded pizza product if the total amount of royalties in a given contract year (calculated as $0.20 per co-branded pizza sold) exceeds the contractual cash payment for that year, in which case the amount of the royalty payment will be the excess of the royalties over the cash payment amount. The Company and PJMF will also pay expenses related to the marketing and personal services provided by Mr. O’Neal.

In addition, the Company agreed to grant 55,898 restricted stock units (the “RSUs”) to Mr. O’Neal (as agent of ABG) under the Company’s 2018 Omnibus Incentive Plan. The RSUs will vest into an equivalent number of shares of the Company’s common stock according to the following vesting schedule:

•	33% (18,632) of the RSUs will vest on April 12, 2023;

•	33% (18,632) of the RSUs will vest on March 15, 2024; and

•	33% (18,634) of the RSUs will vest on March 15, 2025.

The initial term of the Endorsement Agreement ends on March 15, 2025, with an option for a one-year extension upon the parties’ mutual agreement. The Endorsement Agreement also includes customary exclusivity, termination and indemnification clauses.

The entry into the Endorsement Agreement with ABG-Shaq was reviewed and approved in advance by the Company’s Corporate Governance and Nominating Committee prior to being approved by the full Board of Directors, in accordance with the Company’s Related Person Transaction Policies and Procedures.

Item 4. Stockholder Proposal Regarding ESG Disclosure Related to Pork Housing

The Company hereby replaces in its entirety the “Resolved” clause of the stockholder proposal included on page 47 of the Proxy Statement to correct a minor typographical error relating to the inadvertent addition of an extra word. The revised text is as follows:

THEREFORE, BE IT RESOLVED:  Shareholders request that Papa John’s disclose what percentage of its pork comes from supply systems where pigs are not confined in gestation crates as well as the specific steps the company has taken – and will take – toward implementing its gestation crate commitment.  These disclosures should be made within three months of the 2022 annual meeting, at reasonable cost, and omit proprietary information.